SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

SPARK NETWORKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Preliminary Copies

SPARK NETWORKS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Spark Networks, Inc., a Delaware corporation (the “Company”), to be held at the Company’s principal executive offices located at 8383 Wilshire Boulevard, Suite 800, Beverly Hills, California 90211 on June 7, 2010 at 9:00 a.m. Pacific Daylight Time.

The Annual Meeting of the Company is being held for the following purposes:

1.	To approve an amendment to the Company’s Certificate of Incorporation to declassify the structure of the board of directors;

2.	If Proposal 1 is approved, the election of five (5) members to the board of directors to serve for one-year terms. If Proposal 1 is not approved, the election of two (2) members to the board of directors to serve for three-year terms;

3.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2010; and

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The board of directors recommends a vote for the amendment to the Company’s Certificate of Incorporation; for the election of the five director-nominees to serve for one-year terms if the proposal to declassify the board is approved or for the election of the two director-nominees to serve for three-year terms if the proposal to declassify the board is not approved; and for the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

The board of directors has fixed the close of business on April 26, 2010 as the record date (the “Record Date”) for determining those stockholders who will be entitled to vote at the Annual Meeting.

The Company’s Annual Report to Stockholders for the year ended December 31, 2009 is enclosed with this notice. The following proxy statement and enclosed proxy card is being sent to each stockholder as of the Record Date. You are cordially invited to attend the Annual Meeting, but if you do not expect to attend, or if you plan to attend, but desire the proxy holders to vote your shares, please date and sign your proxy card and return it in the enclosed postage paid envelope. The giving of this proxy card will not affect your right to vote in person in the event you find it convenient to attend. Please return the proxy card promptly to avoid the expense of additional proxy solicitation. If you are a stockholder who owns shares through a nominee and attends the Annual Meeting, you should bring a letter from your nominee identifying you as the beneficial owner of the shares and acknowledging that you will vote your shares.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 7, 2010. The 2010 Proxy Statement and the Annual Report to Stockholders for the year ended December 31, 2009 are also available at http://www.spark.net/proxy.htm.

FOR THE BOARD OF DIRECTORS

Joshua A. Kreinberg Corporate Secretary

Dated: April [    ], 2010

Beverly Hills, California

Preliminary Copies

SPARK NETWORKS, INC.

PROXY STATEMENT

For Annual Meeting to be Held

June 7, 2010 at 9:00 a.m. Pacific Daylight Time

This proxy statement is delivered to you by Spark Networks, Inc. (“we,” “us,” the “Company,” or “Spark”), a Delaware corporation, in connection with the Annual Meeting of Stockholders of the Company to be held on June 7, 2010 at 9:00 a.m. Pacific Daylight Time at 8383 Wilshire Boulevard, Suite 800, Beverly Hills, California 90211 (the “Annual Meeting”). The approximate mailing date for this proxy statement and the enclosed proxy is [            ], 2010.

The purpose of the Annual Meeting is to seek stockholder approval of three proposals: (1) amending the Company’s Certificate of Incorporation to declassify the structure of the board of directors, (2) electing five directors to the board of directors to serve one-year terms if Proposal 1 is approved, or electing two directors to the board of directors to serve three-year terms if Proposal 1 is not approved, and (3) ratifying the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

Annual Report

Our annual report to stockholders for the year ended December 31, 2009 will be concurrently provided to each stockholder at the time we send this proxy statement and the enclosed proxy card and is not to be considered a part of the proxy soliciting material.

Quorum; Voting Rights

Holders of our common stock of record at the close of business on April 26, 2010 (the “Record Date”) will be entitled to vote at the Annual Meeting. There were [20,586,544] shares of common stock outstanding as of the Record Date. Each share of our common stock is entitled to one vote, and the presence, in person or by proxy, of holders of a majority of the outstanding shares of our common stock, is necessary to constitute a quorum for the Annual Meeting. If a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned to solicit additional proxies. Stockholders may not cumulate their votes.

Voting Your Proxy

Your vote is important. Your shares can be voted at the Annual Meeting only if you are present in person or represented by proxy. Even if you plan to attend the Annual Meeting, we urge you to vote in advance. If you choose to vote by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

Stockholders who hold their shares beneficially in street name through a nominee (such as a bank or broker) may be able to vote by telephone, the internet or mail. You should follow the instructions you receive from your nominee to vote those shares. If you are a stockholder who owns shares through a nominee and attends the Annual Meeting, you should bring a letter from your nominee identifying you as the beneficial owner of the shares and acknowledging that you will vote your shares.

We are not aware of any matter to be presented at the annual meeting that is not included in this proxy statement. However, your proxy authorizes the persons named on the proxy card to take action on additional matters that may properly arise. These individuals will exercise their best judgment to vote on any other matter, including a question of adjourning the annual meeting.

Counting of Votes

If a proxy in the accompanying form is duly executed and returned, the shares represented by the proxy will be voted as directed. If no direction is given, the shares represented by the proxy will be voted (1) FOR the approval of an amendment to the Company’s Certificate of Incorporation to declassify the structure of the board of directors, (2) FOR the election of the nominees for director named herein, and (3) FOR the reappointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010. All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. Representatives of our transfer agent will assist us in the tabulation of the votes.

Abstentions and Broker Non-Votes

An abstention is the voluntary act of not voting by a stockholder who is present at a meeting and entitled to vote.

Brokers that hold shares of common stock in “street” name for customers that are the beneficial owners of those shares may generally vote on routine matters. However, brokers generally do not have discretionary voting power (i.e. they can not vote) on non-routine matters without specific instructions from their customers. Proposals are determined to be routine or non-routine matters based on the rules of the various regional and national exchanges of which the brokerage firm is a member. A broker “non-vote” occurs when a broker’s customer does not provide the broker with voting instructions on a non-routine matter.

Refer to each proposal for a discussion of the effect of abstentions and broker non-votes on determining the presence of a quorum and on the results of each proposal.

Revoking Your Proxy

Any proxy given may be revoked at any time prior to its exercise by notifying the Corporate Secretary of the Company in writing of such revocation, by duly executing and delivering another proxy bearing a later date, or by attending and voting in person at the Annual Meeting. The Company’s principal executive office is located at 8383 Wilshire Boulevard, Suite 800, Beverly Hills, California 90211.

Solicitation of Proxies

The cost of this solicitation of proxies will be borne by the Company. Solicitations will be made by mail. In addition, the officers and other regularly engaged employees of the Company may, in a limited number of instances, solicit proxies personally or by telephone. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of the common stock of the Company.

Delivery of Proxy Materials to Households

“Householding” is a program, approved by the Securities and Exchange Commission (the “SEC”), which allows companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for proxy statements and annual reports by delivering only one package of stockholder proxy material to any household at which two or more stockholders reside. If you and other residents at your mailing address own shares of our common stock in street name, your broker or bank may have notified you that your household will receive only one copy of our proxy materials. Once you have received notice from your broker that they will be “householding” materials to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account. If you hold shares of our common stock in your own name as a holder of record, “householding” will not apply to your shares.

Interest of Executive Officers and Directors

None of the Company’s executive officers or directors has any interest in any of the matters to be acted upon at the Annual Meeting, except to the extent that (1) a director has an interest with respect to the proposal regarding an amendment to the Company’s Certificate of Incorporation to declassify the structure of the board of directors or (2) a director is named as a nominee for election to the board of directors.

PROPOSAL NO. 1

AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO DECLASSIFY THE STRUCTURE OF ITS BOARD OF DIRECTORS

Article VII, Section 2 of our Certificate of Incorporation currently provides for the classification of the board of directors into three classes, and members of each class are elected to serve for staggered three-year terms. At last year’s Annual Meeting of Stockholders, a majority of the voting stockholders approved a stockholder proposal to ask the Company to take the steps necessary to reorganize the board of directors into one class with each director subject to election annually. These votes represented a total of 60.82% of the issued and outstanding shares of common stock of the Company. Accordingly, on April 14, 2010, our board of directors declared advisable and approved, subject to stockholder approval, an amendment to Article VII, Section 2 of the Company’s Certificate of Incorporation that would declassify the board and ultimately cause each director to be elected annually for a one-year term.

A classified board of directors can make it more difficult for stockholders to change a majority of directors even if a majority of the stockholders is dissatisfied with the performance of incumbent directors. Many investors believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing these policies.

Our board of directors is committed to good corporate governance. The directors examined the arguments for and against continuation of the classified board, in light of the size and financial strength of the Company and the vote of the Company’s stockholders. The board believes that all directors should be equally accountable at all times for the Company’s performance and that the will of the majority of stockholders should not be impeded by a classified board structure.

Upon approval, the proposed amendment will allow stockholders to review and express their opinions on the performance of all directors each year. Because the number of terms an individual may serve is not limited, the continuity and stability of the board’s membership and our policies and long-term strategic planning should not be affected.

The board of directors believes it is advisable and in the best interests of the Company and its stockholders to amend the Company’s Certificate of Incorporation to declassify the board. If our stockholders approve this Proposal 1, effective as of this Annual Meeting, all of our directors whose terms do not expire at this annual meeting will resign and be nominated for election to a one-year term expiring at the 2011 annual meeting of stockholders. The two directors whose terms expire at this Annual Meeting will be nominated for election to a one-year term expiring at the 2011 annual meeting. Thereafter, all of our directors would be elected each year to serve for a one-year term and until their respective successors have been duly elected and qualified. If the amendment is adopted, it will become effective upon the filing of the Certificate of Amendment to the Company’s Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware. The full text of the amendment to Article VII, Section 2 of the Company’s Certificate of Incorporation is attached to this 2010 Annual Stockholder Meeting Notice and Proxy Statement as Appendix A.

If the stockholders vote to approve the amendment to the Company’s Certificate of Incorporation, certain conforming changes to the Company’s Bylaws to reflect the absence of a classified board will be necessary. The board has approved those amendments, subject to the stockholders voting to approve the amendment to the Company’s Certificate of Incorporation.

If our stockholders do not approve the amendment, the board will remain classified and the directors will continue to be elected to serve three-year terms, subject to their earlier death, resignation, retirement or removal.

Vote Required

You may vote in favor or against this proposal or you may abstain from voting. The affirmative vote of a majority of the outstanding shares entitled to vote on this matter is required to approve the amendment to the Company’s Certificate of Incorporation to declassify the structure of the board of directors. If stockholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the board of directors are to be voted on this proposal, such shares will be voted in favor of the amendment to the Company’s Certificate of Incorporation to declassify the structure of the board of directors. Abstentions will count toward the presence of a quorum and will have the same effect as votes cast against the proposal. Generally, brokers and other nominees that do not receive instructions are entitled to vote on the approval of the amendment to the Company’s Certificate of Incorporation to declassify the structure of the board of directors. Should a broker non-vote occur, it would be treated as present and entitled to vote for purposes of determining the presence of a quorum and it would have the same effect as a vote against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE

COMPANY’S CERTIFICATE OF INCORPORATION TO DECLASSIFY THE STRUCTURE OF ITS

BOARD OF DIRECTORS.

PROPOSAL NO. 2

ELECTION OF DIRECTORS

The Company’s board of directors is currently divided into three classes, with each class serving a three-year term and thereafter until the director’s successor is duly elected and qualified or until the director’s death, resignation or removal, such that one class of directors is elected annually at the Annual Meeting. The Company’s Bylaws provide for a variable board of directors with a range of between two and nine members. The Company currently has five authorized members on its board of directors. The Company’s Bylaws give the board of directors the authority to establish, increase or decrease the number of directors. The terms of the Class I directors, Benjamin Derhy and Thomas G. Stockham, expire at this Annual Meeting.

Declassification Proposal

On April 14, 2010, our board of directors declared advisable and approved, subject to stockholder approval, an amendment to the Company’s Certificate of Incorporation eliminating the classified board. See Proposal 1, “Amendment to the Company’s Certificate of Incorporation to Declassify the Structure of its Board of Directors.”

If Proposal 1 is approved, in order to make the declassification of the board effective at this Annual Meeting under Delaware law, each member of our board whose term does not expire at this Annual Meeting will resign, effective upon stockholder approval of Proposal 1 and the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware. All five directors will then stand for election to a one-year term. If Proposal 1 is not approved, the two directors whose term expire at this Annual Meeting, Messrs. Derhy and Stockham, will stand for election to a three-year term expiring at the 2013 annual meeting of stockholders.

Director Nominees

If Proposal 1 is approved, our board will be declassified and each of the five directors elected at this Annual Meeting will serve for a one-year term expiring at the 2011 annual meeting and until their respective successors have been duly elected and qualified. Upon the recommendation of the Nominating Committee, the board has nominated Benjamin Derhy, Thomas G. Stockham, Michael A. Kumin, Jonathan B. Bulkeley and Adam S. Berger for election to the board for a one-year term. Unless otherwise directed by stockholders within the limits set forth in the Bylaws, the proxy holders will vote all shares represented by proxies held by them for the election of Messrs. Derhy, Stockham, Kumin, Bulkeley and Berger, all of whom are currently members of the Company’s board of directors.

In the event Proposal 1 is not approved, our board will remain classified and each director will continue to serve three-year terms. Upon the recommendation of the Nominating Committee, the board has nominated Messrs. Derhy and Stockham for election to the board for a three-year term, in the event Proposal 1 is not approved. Unless otherwise directed by stockholders within the limits set forth in the Bylaws, the proxy holders will vote all shares represented by proxies held by them for the election of Messrs. Derhy and Stockham.

Each of the director-nominees has advised the Company of his availability and willingness to serve if elected. In the event that any of the director-nominees becomes unavailable or unable to serve as a member of the Company’s board of directors prior to the voting, the proxy holders will refrain from voting for him or will vote for a substitute nominee in the exercise of their best judgment. You can find information about the director-nominees below under the section “Board of Directors and Executive Officers.”

Vote Required

You may vote in favor of any or all of the nominees or you may withhold your vote as to any or all of the nominees. In order to elect a nominee, the affirmative vote of a plurality of all of the votes cast at the Annual Meeting is necessary for the election of the nominee for director assuming a quorum is present. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the meeting. If stockholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the board of directors are to be voted on this proposal, such shares will be voted in favor of the nominees. Abstentions and broker non-votes will count toward the presence of a quorum, but will not be counted as votes cast and will have no effect on the result of the vote.

In the past, if you held your shares in “street” name and you did not indicate how you wanted your shares to be voted in the election of directors, your broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Recent changes in regulations were made to take away the ability of your broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in “street” name and you do not instruct your broker how to vote in the election of directors, a broker non-vote will occur and no votes will be cast on your behalf. It is therefore critical that you cast your vote if you want it to count in the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE DIRECTOR-NOMINEES.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has recommended the reappointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. Ernst & Young LLP became our auditors in 2004. The stockholders are being requested to ratify the reappointment of Ernst & Young LLP at the Annual Meeting. The Company anticipates that a representative of Ernst & Young LLP will attend the Annual Meeting. The representative will have an opportunity to make a statement and to respond to appropriate stockholder questions.

Fees to Independent Registered Public Accounting Firm for Fiscal Years 2009 and 2008

During the fiscal years ended December 31, 2009 and 2008, we retained Ernst & Young LLP to provide services as follows:

	Fees for the Year Ended December 31,
	2009	2008
Service
Audit fees(1)	$560,451	$582,956
Audit-related fees(2)	–	50,360
Tax fees(3)	155,099	117,558
All other fees	–	–

Total audit and non-audit fees	$715,550	$750,874

(1)	Fees for audit services include fees associated with the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q, and statutory audits required internationally.
(2)	Audit-related fees principally included due diligence in connection with acquisitions and accounting consultation.
(3)	Tax fees included tax compliance, tax advice, and tax planning.

Pre-Approval Policy

In accordance with our Audit Committee Charter, the Audit Committee pre-approves all auditing services and permitted non-audit services, if any, including tax services, to be performed for us by our independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended, which are approved by the Audit Committee prior to the completion of the audit. The scope of the pre-approval shall include pre-approval of all fees and terms of engagement. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

Vote Required

You may vote in favor or against this proposal or you may abstain from voting. The affirmative vote of a majority of all votes present or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as Spark’s independent registered public accounting firm. If stockholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the board of directors are to be voted on this proposal, such shares will be voted in favor of the appointment of Ernst & Young LLP as Spark’s independent registered public accounting firm. Abstentions will count toward the presence of a quorum and will have the same effect as votes cast against the proposal. Generally, brokers and other nominees that do not receive instructions are entitled to vote on the ratification of the appointment of our independent registered public accounting firm. Should a broker non-vote occur, it would be treated as present and entitled to vote solely for purposes of determining the presence of a quorum, but it would have no effect on the outcome of the matter (i.e. it will be neither a vote “for” nor “against” the proposal).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO

RATIFY THE REAPPOINTMENT OF ERNST & YOUNG LLP.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Information Concerning Director Nominees

If Proposal 1 is not approved, each of the persons named below will be nominated for election as a director of the Company at this Annual Meeting to serve for a term of three years and thereafter until his successor is elected and has qualified or until his death, resignation or removal. The nominees are currently serving as directors of the Company. The board of directors, with the help of the Nominating Committee, identifies director-nominees, evaluating candidates based on the requirements set forth in the Company’s Bylaws and applicable regulatory requirements.

Name	Age	Class and Year in Which Term Will Expire	Positions
Benjamin Derhy(1)	55	Class I (2013)	Director

Thomas G. Stockham(1)	45	Class I (2013)	Director

(1)	Member of the Audit Committee and the Compensation Committee.

If Proposal 1 is approved, each of the persons named below will be nominated for election as a director of the Company at this Annual Meeting to serve for a term of one year and thereafter until his successor is duly elected and has qualified or until his death, resignation or removal. The nominees are currently serving as directors of the Company.

Name	Age	Year in Which Term Will Expire	Positions
Adam S. Berger	46	2011	Chief Executive Officer and Chairman of the Board

Benjamin Derhy(1)	55	2011	Director

Thomas G. Stockham(1)	45	2011	Director

Jonathan B. Bulkeley(2)	49	2011	Director

Michael A. Kumin(3)	37	2011	Director

(1)	Member of the Audit Committee and the Compensation Committee.
(2)	Chairman of the Audit Committee and member of the Nominating Committee.
(3)	Chairman of the Compensation Committee and the Nominating Committee.

Benjamin Derhy has served as a member of the Company’s board of directors since October 2004. Over the last seven years, Mr. Derhy has not held any employment positions but has been a private investor and entrepreneur, focusing on Internet, consumer products and real estate sectors as well as start-up companies in Europe and Israel. His experience also includes working with American companies and their expansion internationally. In 1984, Mr. Derhy co-founded Turbo Sportswear, a clothing manufacturer, and was employed there until 1997. Mr. Derhy holds both B.A. and M.B.A. degrees, in economics and finance, respectively, from the Hebrew University. The Company believes that Mr. Derhy’s financial and business expertise give him the qualifications and skills to serve as a director.

Thomas G. Stockham has served as a member of the Company’s board of directors since August 2007. Since May 2007, Mr. Stockham has not held any employment positions but has been an advisor, private investor and entrepreneur. From June 2006 to May 2007, Mr. Stockham served as the CEO and as a director of 3point5, Inc., a provider of online training services for manufacturers, retailers and retail salespeople. From September 2001 to April 2005, Mr. Stockham served as the CEO and President of MyFamily.com, Inc. (also known as The Generations Network and Ancestry.com), a provider of online media and subscription services for family genealogy and other services. Prior to MyFamily.com, Inc., Mr. Stockham served as president of Ticketmaster.com. Mr. Stockham received a B.A. in Government from Dartmouth College in 1987 and an M.B.A. from Stanford University in 1991.

The Company believes that Mr. Stockham’s financial and business expertise, including a diversified background of managing companies and his past senior executive positions and operating experience with internet companies, give him the qualifications and skills to serve as a director.

Adam S. Berger has served as Chief Executive Officer since February 2007, has been a member of Spark’s board of directors since September 2006 and was appointed Chairman of the Board in August 2007. From June 1999 to September 2006, he was CEO of WeddingChannel.com, Inc. where he led the company for seven years from its early stages through its sale to The Knot, Inc. Immediately prior, Mr. Berger was President of The Franklin Mint, a direct marketing company. He began his career with The Procter and Gamble Company and later joined The Boston Consulting Group. He received an M.B.A. with distinction from the Harvard Business School and a B.S. in Chemical Engineering from the University of California at Berkeley. Mr. Berger served as a director on the board of PeopleSupport, Inc. from January 2003 to October 2008. Mr. Berger currently serves as a director of Savings.com, a privately held company based in Santa Monica, CA. The Company believes that Mr. Berger’s diversified background of managing companies and his past senior executive positions and operating experience with internet and marketing companies give him the qualifications and skills to serve as a director.

Jonathan B. Bulkeley joined the Company’s board of directors in September 2006. Since February 2006, Mr. Bulkeley has served as CEO of Scanbuy, Inc., a company that develops bar code readers for cell phones. Prior to joining Scanbuy, Inc., from February 2002 to February 2006, he was Managing Partner of Achilles Partners LLC, an investment, advisory and research firm, and prior to that, he was Chairman and CEO of Lifeminders, Inc., an online direct marketing company. From December 1998 to January 2000, Mr. Bulkeley was CEO of barnesandnoble.com. Mr. Bulkeley also served as Vice Chair of EDGAR-Online from April 2003 to April 2004 and Chairman of QXL Ricardo, plc from February 1998 to December 2004. He currently sits on the board of directors of the LaSalle Real Estate Fund and Excelsior Global Private Investors. Mr. Bulkeley is a graduate of Yale University. The Company believes that Mr. Bulkeley’s financial and business expertise, including a diversified background of managing companies and his past senior executive positions and operating experience with internet and marketing companies, give him the qualifications and skills to serve as a director.

Michael A. Kumin joined as a member of our board of directors in June 2006. Mr. Kumin is a partner of Great Hill Partners, LLC, a private equity firm and the Company’s largest stockholder, where he has served as an investment professional since June 2002. Previously, he served at separate times as an investment professional for Apollo Advisors, L.P. and Goldman, Sachs L.P. in their private equity funds. He holds a B.A. in public policy and international affairs from Princeton University. The Company believes that Mr. Kumin’s financial and business expertise give him the qualifications and skills to serve as a director.

Executive Officers

The following table sets forth certain information with respect to our executive officers who are not also members of the Company’s board of directors. For information concerning Adam S. Berger, our Chief Executive Officer and Chairman of the Board, see “Information Concerning Director Nominees” above.

Name	Age	Positions
Gregory R. Liberman	37	President and Chief Operating Officer

Brett A. Zane	43	Chief Financial Officer

Gregory J. Franchina	46	Chief Information Officer

Joshua A. Kreinberg	39	General Counsel and Corporate Secretary

Gregory R. Liberman was appointed President in June 2006 and Chief Operating Officer in August 2005. He served as our General Counsel from October 2004 to April 2006 and Corporate Secretary from

January 2005 to September 2006. Mr. Liberman earned a J.D., with Honors, from The Law School at the University of Chicago and an A.B., with University Distinction and Honors in Economics, from Stanford University.

Brett A. Zane was appointed as our Chief Financial Officer effective December 2007. Prior to joining us, Mr. Zane had served as Chief Financial Officer of Lindora, Inc., a regional commercial weight loss management company since 2006. Between 2004 and 2006, Mr. Zane was Chief Financial Officer of Action Media Holdings, LLC, from 2003 until 2004, he was Chief Financial Officer of Liberman Broadcasting, Inc., a Spanish-language television and radio broadcaster, during which time certain securities of Liberman Broadcasting, Inc. became publicly traded, and from 1994 to 2003, Mr. Zane was Vice President and Chief Financial Officer of Logex Corporation, a specialty logistics and distribution company. Mr. Zane holds an MBA from The Anderson Graduate School of Management at UCLA and a Bachelor of Science in Economics from The Wharton School, University of Pennsylvania.

Gregory J. Franchina has served as our Chief Information Officer since June 2007. Mr. Franchina has over 22 years of technical and operational experience. From January 2007 to May 2007, Mr. Franchina worked as an independent consultant. From November 2005 to December 2006, Mr. Franchina was the Chief Information Officer and Vice President of Operations for Spot Runner, Inc., an Internet-based advertising agency. From July 1998 to November 2005, Mr. Franchina was the Chief Information Officer and Vice President of Operations for WeddingChannel.com, Inc., a provider of online wedding planning and bridal services. Mr. Franchina holds a B.S. in Computer Science from The College of William and Mary.

Joshua A. Kreinberg has served as our General Counsel since April 2006 and Corporate Secretary since September 2006. Prior to joining us, Mr. Kreinberg practiced law in Los Angeles and Paris with Gibson, Dunn & Crutcher LLP from May 1999 to April 2006 and Sullivan & Cromwell LLP from October 1997 to April 1999. He also served as a law clerk in Wilmington, Delaware at the U.S. Court of Appeals for the Third Circuit. Mr. Kreinberg earned a J.D. and an L.L.M. in international and comparative law with honors from Duke University’s School of Law as well as an M.B.A. from Duke University’s Fuqua School of Business where he was a Fuqua Scholar. Mr. Kreinberg also holds an A.B. with University Distinction and Honors in Quantitative Economics and Political Science from Stanford University.

CORPORATE GOVERNANCE AND BOARD MATTERS

Code of Business Conduct and Ethics

The Company’s board of directors has adopted a Code of Business Conduct and Ethics (the “Code”), which applies to all directors, officers and employees. The purpose of the Code is to promote honest and ethical conduct. The Code is posted in the corporate governance section of the investor relations page of the Company’s website located at www.spark.net, and is available in print, without charge, upon written request to the Corporate Secretary at Spark Networks, Inc., 8383 Wilshire Boulevard, Suite 800, Beverly Hills, California 90211. The Company intends to post promptly any amendments to or waivers of the Code on its website.

Director Independence

The board of directors has determined that each of the non-management directors, Jonathan B. Bulkeley, Benjamin Derhy, Michael A. Kumin and Thomas G. Stockham is an “independent” director as defined by the listing standards of the NYSE Amex currently in effect and approved by the U.S. Securities and Exchange Commission (“SEC”) and all applicable rules and regulations of the SEC. All members of the Audit, Compensation and Nominating Committees satisfy the “independence” standards applicable to members of each such committee. The board of directors made this affirmative determination regarding these directors’ independence based on discussion with the directors and on its review of the directors’ responses to a standard questionnaire regarding employment and compensation history; affiliations, family and other relationships; and transactions with the Company. The board of directors considered relationships and transactions between each director or any member of his immediate family and the Company and its subsidiaries and affiliates. The purpose of the board of directors’ review with respect to each director was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the NYSE Amex rules.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Attendance of Directors at Board Meetings and Annual Meeting of Stockholders

During the year ended December 31, 2009 the board of directors met seven times, the Audit Committee met five times, the Nominating Committee met one time and the Compensation Committee met nine times. Each current director who was on the board during 2009 attended at least 75% of the aggregate number of meetings held by (1) the board of directors and (2) those committees of the board of directors on which he served.

The Company does not have a policy requiring its directors to attend the Annual Meeting of Stockholders. In 2009, Mr. Berger attended the Annual Meeting of Stockholders in person and Messrs. Stockham and Derhy attended telephonically.

Board Committees

Audit Committee. The Audit Committee consists of Jonathan B. Bulkeley, Benjamin Derhy and Thomas G. Stockham, each of whom is an independent director. Mr. Bulkeley, Chairman of the Audit Committee, is an “audit committee financial expert” as defined under Item 407(d) of Regulation S-K. The purpose of the Audit Committee is to represent and assist the Company’s board of directors in its general oversight of the Company’s accounting and financial reporting processes, audits of the financial statements and internal control and audit functions. The Audit Committee’s responsibilities include:

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The appointment, replacement, compensation, and oversight of work of the independent registered public accounting firm, including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services.

•

Reviewing and discussing with management and the independent auditor various topics and events that may have significant financial impact on our Company or that are the subject of discussions between management and the independent auditors.

The board of directors has adopted a written charter for the Audit Committee. A current copy of the Audit Committee Charter is available on the Company’s website at: www.spark.net.

Compensation Committee. The Compensation Committee consists of Michael A. Kumin, Benjamin Derhy and Thomas G. Stockham. Each member is an independent director. Mr. Kumin is the Chairman of the Compensation Committee. The Compensation Committee is responsible for the design, review, recommendation and approval of compensation arrangements for the Company’s directors, executive officers, including our Chief Executive Officer, and key employees, and for the administration of our equity incentive plans, including the approval of grants under such plans to our employees, consultants and directors. The Compensation Committee conducts an annual review (in connection with the conclusion of our business planning process) of the compensation packages for each of our named executive officers. Based on this review, the Compensation Committee approves, to the extent applicable, (a) base salary changes, (b) any cash payout amounts earned under the previous year’s annual cash incentive awards, (c) equity grants and (d) targets and potential payout amounts under any performance-based incentive compensation programs for the new year. The Compensation Committee will annually review the proposed performance metric(s) applicable to the named executive officers and approve the performance targets and target payout amounts for the named executive officers. The Company does not have a general equity grant policy. The Compensation Committee usually holds monthly meetings, which generally occur on the first Monday of the month to consider stock option grants and any other Compensation Committee business; however, the Compensation Committee may change this schedule to grant options on an alternative, consistent basis. The Compensation Committee may take other individual compensation actions during the year as needed. In reviewing and making compensation decisions of other executive officers, the Committee may consult with the Company’s Chief Executive Officer and any others who can review the performance of the other executive officers, provide annual recommendations for individual management objectives, and provide input on strategic initiatives. The Compensation Committee has the authority, to the extent it deems necessary or appropriate, to retain a compensation consultant and other advisors to assist in the evaluation of director, Chief Executive Officer or executive officer compensation.

The board of directors has adopted a written charter for the Compensation Committee. A current copy of the Compensation Committee Charter is available on the Company’s website at: www.spark.net.

Nominating Committee. The Nominating Committee consists of Jonathan B. Bulkeley and Michael A. Kumin, each of whom is an independent director. Mr. Kumin is the Chairman of the Nominating Committee. The Nominating Committee assists in the selection of director nominees, approves director nominations to be presented for stockholder approval at our annual general meeting, fills any vacancies on our board of directors, considers any nominations of director candidates validly made by stockholders, and reviews and considers developments in corporate governance practices. The board of directors has adopted a written charter for the Nominating Committee. A current copy of the Nominating Committee Charter is available on the Company’s website at: www.spark.net.

Board Leadership Structure and Role in Risk Oversight

The board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the board of directors believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the board. The board has determined that having the Company’s Chief Executive Officer serve as Chairman is in the best interest of the Company’s stockholders at this time. This structure makes the best use of the Chief Executive Officer’s extensive knowledge of the Company and its industry, as well as fostering greater communication between the Company’s management and the board.

Companies face a variety of risks, including credit risk, liquidity risk, and operational risk. The board of directors believes an effective risk management system will (1) timely identify the material risks that the Company faces, (2) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the board or Audit Committee, (3) implement appropriate and responsive risk management strategies consistent with the Company’s risk profile, and (4) integrate risk management into Company decision-making.

The board has designated the Audit Committee to take the lead in overseeing risk management and the Audit Committee discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

The board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. The board also works, with the input of the Company’s executive officers, to assess and analyze the most likely areas of future risk for the Company.

The Director Nomination Process

The Nominating Committee considers nominees from all sources, including stockholders. Stockholder nominees are evaluated by the same criteria used to evaluate potential nominees from other sources. The board of directors will consist of a majority of directors who qualify as “independent” directors within the meaning of the listing standards of the NYSE Amex, as the same may be amended from time to time. Minimally, nominees should have a reputation for integrity, honesty and adherence to high ethical standards. They should have demonstrated business experience and the ability to exercise sound judgment in matters related to the current and long-term objectives of the Company, and should be willing and able to contribute positively to the decision-making process of the Company. In addition, they should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of the Company’s or to fulfill the responsibilities of a director.

Although the Company does not have a policy regarding diversity, the value of diversity on the board is considered and the particular or unique needs of the Company shall be taken into account at the time a nominee is being considered. The Nominating Committee seeks a broad range of perspectives and considers both the personal characteristics (gender, ethnicity, age) and experience (industry, professional, public service) of directors and prospective nominees to the board. Additionally, the Nominating Committee considers the respective qualifications needed for directors serving on various committees of the board, and serving as chairs of such committees, should be taken into consideration. In recruiting and evaluating nominees, the Nominating Committee considers the appropriate mix of skills and experience and background needed for members of the board and for members of each of the board’s committees, so that the board and each committee has the necessary resources to perform its respective functions effectively. The Nominating Committee also believes that a prospective nominee should be willing to limit the number of other corporate boards on which he or she serves so that the proposed director is able to devote adequate time to his or her duties to the Company, including preparing for and attending board and committee meetings. In addition, the re-nomination of existing directors is not viewed as automatic, but based on continuing qualification under the criteria set forth above. In addition, the Nominating Committee will consider the existing director’s performance on the board and on any committee on which such director serves, which will include attendance at board and committee meetings.

Director Nominees by Stockholders. The Company’s bylaws provide that stockholders may nominate directors for consideration at an annual meeting provided they comply with the notice procedures in the bylaws, which are described under “Stockholder Proposals - Proposals to be Submitted for Annual Meeting” and is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting. Any such notice shall also include the information regarding the stockholder making the nomination and the nominee required by the Company’s bylaws. Nominations made by stockholders in this manner are eligible to be presented by the stockholder at the meeting, but such nominees will not have been considered by the Nominating Committee as a nominee to be potentially supported by the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows information regarding the compensation earned during the fiscal years ended December 31, 2009 and 2008 by our Chief Executive Officer and two of our most highly compensated executive officers who were employed by us as of December 31, 2009 and whose total compensation exceeded $100,000 during that fiscal year (the “named executive officers”).

Name	Year	Salary	Bonus		Option Awards (1)	Nonequity Incentive Plan Compensation (2)	All other Compensation (3)		Total
Adam S. Berger Chief Executive Officer	2009	$362,250	$51,750	(4)	$525,476	$355,058	$23,660	(5)	$1,318,194
	2008	$356,125	$51,750	(4)	$787,664	$225,000	$21,512	(6)	$1,442,051
Gregory R. Liberman President and Chief Operating Officer	2009	$287,500	$0		$178,560	$129,721	$16,500		$612,281
	2008	$287,500	$0		$379,903	$75,000	$26,557	(7)	$768,960
Brett A. Zane Chief Financial Officer	2009	$255,008	$0		$95,685	$150,721	$16,500		$517,914
	2008	$255,000	$0		$111,376	$98,245	$15,500		$480,121

(1)	The amounts disclosed reflect the full grant date fair values in accordance with FASB ASC Topic 718. For assumptions used in calculation of option awards, see Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. See the introductory paragraphs below under “Outstanding Equity Awards at Fiscal Year-End” for a description of the Company’s 2009 one-time stock option repricing and exchange program.
(2)	Our Compensation Committee establishes an amount of money each year from which bonuses can be distributed to the executive officers of the Company. This amount is based on the Company’s revenue, contribution from certain key segments and adjusted earnings before interest, depreciation and amortization (also known as Adjusted EBITDA). Bonus amounts for each executive officer are based on such amount as well as individual management objectives.
(3)	Unless otherwise noted, represents 401(k) plan and nonqualified deferred compensation plan employer contributions.
(4)	Represents an annual retention bonus.
(5)	Includes $7,160 in costs related to health care reimbursements.
(6)	Includes $6,012 in costs related to health care reimbursements.
(7)	Includes $11,057 related to a payout for certain accrued paid time off, paid in accordance with Company policy.

Outstanding Equity Awards at Fiscal Year-End

On January 5, 2009, the Company’s stockholders approved a one-time stock option repricing and exchange program. Under the stock option repricing program, stock options with an exercise price greater than $2.55, the closing price per share of the Company’s common stock as reported on the NYSE Amex on January 5, 2009, were eligible to be exchanged for new options with an exercise price of $3.00 per share. Each of the named executive officers in the table below surrendered all of his eligible options in connection with the option exchange program. Each new option granted to the named executive officers has a term of seven (7) years, except those granted to the Company’s Chairman of the Board and Chief Executive Officer, Adam S. Berger, which, consistent with the options he received when he became the Company’s Chief Executive Officer, have a term of ten (10) years.

New options for the named executive officers vested one (1) year after the grant date in an amount equal to (i) a percentage (the “Executive Initial Vesting Percentage”) of the total amount of each new option granted to an executive officer equal to the lesser of (a) a percentage that is equal to half of the percentage that the vested amount as of January 5, 2009 constituted of the entire amount of the eligible option that was surrendered by such executive officer and (b) 22.9%, which is equal to half of the percentage that the vested amount constituted of the entire amount of eligible options held by our Chairman of the Board and Chief Executive Officer, Adam S. Berger, as of January 5, 2009, as calculated without regard to any eligible options Mr. Berger received prior to February 2007 when he entered into his employment agreement to serve as the Company’s Chief Executive Officer; and (ii) 25% of the remaining unvested amount of the new option. The remaining new options (i.e. those left after the initial vesting described in (i) and (ii) above) vest monthly in equal installments over the remaining thirty-six (36) months of the vesting schedule. In summary, new options granted to executive officers vest as follows:

•	The Executive Initial Vesting Percentage PLUS 25% of the remaining unvested amount vest one (1) year after the grant date, and

•	The remainder vests monthly in equal installments over the remaining 36 months of the vesting schedule.

The following table presents the outstanding equity awards held by each of the named executive officers as of the fiscal year ended December 31, 2009.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date
Adam S. Berger Chairman of the Board and Chief Executive Officer(1)	–	1,350,000	–	$3.00	1/5/2019

Gregory R. Liberman President and Chief Operating Officer(2)	–	357,000	–	$3.00	1/5/2016

Brett A. Zane Chief Financial Officer(3)	–	240,000	–	$3.00	1/5/2016

(1)	Mr. Berger’s options vest as follows: 569,363 options vested as of January 5, 2010 and the remainder of the options vest monthly in equal installments until four (4) years after the grant date. Vesting of options is subject to continued service with the Company.
(2)	Mr. Liberman’s options vest as follows: 150,565 options vested as of January 5, 2010 and the remainder of the options vest monthly in equal installments until four (4) years after the grant date. Vesting of options is subject to continued service with the Company.
(3)	Mr. Zane’s options vest as follows: 82,500 options vested as of January 5, 2010 and the remainder of the options vest monthly in equal installments until four (4) years after the grant date. Vesting of options is subject to continued service with the Company.

401(k) and Nonqualified Deferred Compensation Plans

The Company has a defined contribution plan under Section 401(k) of the Internal Revenue Code covering all full-time employees providing for matching contributions by the Company, as defined in the plan. The Company also has a related nonqualified deferred compensation Plan whereby the Company may make contributions to executives’ accounts to make up for the limitations imposed by the Internal Revenue Code on Company profit sharing and matching contributions under the 401(k) plan. Participants in each plan may direct the investment of their personal accounts to a choice of mutual funds consisting of various portfolios of stocks, bonds, or cash instruments.

Employment Contracts and Termination of Employment and Change of Control Arrangements

Adam S. Berger

On February 12, 2007, in connection with the appointment of Adam S. Berger as CEO, the Company and Mr. Berger executed an Executive Employment Agreement (the “Berger Agreement”). The Berger Agreement was amended on December 29, 2008 to ensure compliance with the regulations promulgated under Section 409A of the Internal Revenue Code, as amended (“Section 409A”).

Term, Salary and Bonus. The Berger Agreement will continue until December 31, 2010, unless terminated earlier. Pursuant to the terms of the Berger Agreement, Mr. Berger receives a base salary of $350,000 per year, which will be reviewed annually and may be increased at the sole discretion of the Compensation Committee of the board of directors in light of Mr. Berger’s performance and the Company’s financial performance and other economic conditions, but may not be decreased without Mr. Berger’s written consent. Mr. Berger will also be paid an annual retention bonus of $50,000. Mr. Berger is eligible to receive an annual performance bonus equal to a minimum of $75,000, a maximum of $450,000 and a target amount of $300,000. The performance bonus will be based on a twelve-month calendar year and will be based on goals set by the board of directors with input from Mr. Berger and the Compensation Committee related to the Company’s gross revenue, earnings before interest, depreciation and amortization (also known as EBITDA) and management objectives.

Other Benefits. Mr. Berger is eligible for all health and welfare benefits generally available to the Company’s full-time employees, with the Company covering the costs of such benefits and reimbursing Mr. Berger for COBRA health and welfare plan expenses associated with his prior employer. Mr. Berger will be reimbursed for reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of the Company, including up to $7,500 per year in business related education and training, and for any reasonable legal fees incurred in connection with the Berger Agreement, the negotiation and execution of any new employment agreements of any successor organization in connection with a change in control and any future agreements with the Company entered into upon termination of employment.

Termination Benefits. Generally, upon termination, Mr. Berger will receive his prorated salary earned as of the date of termination and a payment for any accrued unused vacation. If Mr. Berger is terminated without cause or if he leaves for good reason, then Mr. Berger will also receive a severance package that consists of (1) a single cash lump sum payment equal to his retention bonus plus 100% of his base salary, payment to be made within 30 days following termination, (2) reimbursement of COBRA health and welfare plan expenses for 12 months following termination, and (3) immediate vesting of the lesser of 325,000 options or the remaining unvested options; provided that Mr. Berger executes, within the 30-day period following termination, a separation agreement with the Company that includes a general mutual release. Termination with “cause” means admission to or conviction of a felony, gross negligence or willful misconduct in the performance of employment duties that is likely to materially damage the Company’s financial position, or material breach of the Berger Agreement by Mr. Berger that is not cured within 30 days of notice. “Good reason” means a material breach of the Berger Agreement by the Company that is not cured within 30 days of notice, Mr. Berger’s base salary, retention bonus or other bonus opportunity is reduced without his consent or the options are not fully complied with by the Company, a reduction in Mr. Berger’s title, duties, or responsibilities or the assignment of any duties inconsistent with his position, a requirement to relocate without Mr. Berger’s consent of more than 35 miles, the Company’s non-renewal of the Berger Agreement or, to the extent required, stockholder approval is not obtained for any provisions of the Berger Agreement. The occurrence of any of the events described in the foregoing sentence will not constitute good reason unless Mr. Berger gives the Company written notice, within 30 days after Mr. Berger has knowledge of the occurrence of any of the events described in the foregoing sentence, that such circumstances constitute good reason and the Company thereafter fails to cure such circumstances within 30 days after receipt of such notice. Mr. Berger will not be entitled to any severance package if he voluntarily resigns or otherwise terminates employment with the Company other than for good reason, or the Company terminates Mr. Berger’s employment with cause.

Death or Disability. Upon death or disability, Mr. Berger is entitled to payment of his retention bonus, his unpaid prorated base salary, reimbursement of COBRA health and welfare plan expenses incurred in the subsequent 12-month period, and a single cash lump-sum payment equal to the minimum bonus that would have been paid that year, prorated according to the number of days that have elapsed since the beginning of the fiscal year in which Mr. Berger dies or becomes disabled. Disability includes Mr. Berger’s inability by reason of physical or mental illness to fulfill his obligations pursuant to the Berger Agreement for 90 consecutive days or for a total of 180 days in any 12-month period which renders Mr. Berger unable to perform the essential functions of his job, even after reasonable accommodations are made by the Company.

Change of Control. Upon a change in control of the Company, all of Mr. Berger’s unvested stock options will immediately vest. However, if a successor company retains Mr. Berger for the one-year period following a change in control then the Berger Agreement will remain effective and any proceeds received by Mr. Berger with respect to 50% of Mr. Berger’s options, the vesting of which was accelerated by the change in control, will be deposited in escrow to be released upon the earlier of the one year anniversary of employment by the successor company or if Mr. Berger is terminated for any reason except for cause by the successor company or without good reason by Mr. Berger. Furthermore, if Mr. Berger is terminated without cause or leaves for good reason within one year after a change of control, then Mr. Berger will receive the severance package described above under “Termination Benefits,” payment to commence within 30 days following termination, provided that Mr. Berger executes, within the 30-day period following termination, a separation agreement with the Company that includes a general mutual release. The escrow will be forfeited if Mr. Berger is terminated during that one year period for cause or if he leaves without good reason. A change in control is the acquisition of 50% or more of the total voting power of the Company’s voting securities, the disposition of all or substantially all of the Company’s assets, the liquidation or dissolution of the Company, a merger, consolidation, or similar transaction other than a business combination that would result in the voting securities of the Company outstanding immediately prior to such a transaction continuing to represent at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity.

Tax-Related Provisions. If Mr. Berger is deemed a specified employee as defined in Section 409A, the Company may pay him interest at the prime rate plus 3% on any amounts deferred. If any payment to Mr. Berger would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, together with any interest or penalties imposed with respect to such excise tax, then Mr. Berger will be entitled to receive an additional payment equal to the amount of the excise tax.

Other Terms. Mr. Berger is prohibited from disclosing confidential information regarding the Company or engaging in any work that creates an actual conflict of interest with the Company’s business where such conflict would materially and substantially disrupt the Company’s operations. Any obligation not to disclose confidential Company information will continue for two years after the date Mr. Berger’s employment is terminated. Furthermore, during the term of the Berger Agreement and for 12 months after, Mr. Berger has agreed, with certain exceptions, not to interfere with the Company’s relationship with its employees, customers, suppliers and other business partners.

Gregory R. Liberman

In August 2005, the Company entered into an employment agreement with Gregory R. Liberman which defined the terms of his employment as our Chief Operating Officer (the “Liberman Agreement”). The Liberman Agreement was amended in March 2006 and November 2006 to reflect updates to the terms of his employment as President and Chief Operating Officer, and in December 2008 to ensure compliance with the regulations promulgated under Section 409A.

Term, Salary and Other Benefits. The Liberman Agreement will continue indefinitely subject to the termination provisions. Mr. Liberman will receive a base salary of at least $287,500 per year. Mr. Liberman is eligible for all health and welfare benefits generally available to the Company’s full- time employees and he will be reimbursed for reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of the Company.

Change of Control. Mr. Liberman’s option agreement contains a “change of control” provision whereby all unvested options will automatically vest if any person acquires a vested interest in more than 50% of the Company’s shares; provided, however, that if a successor company retains Mr. Liberman’s services for the one-year period following such change of control, then any cash proceeds with respect to 50% of those options that were accelerated will be deposited into escrow which will provide that

(1) the proceeds will be paid to Mr. Liberman upon the earlier of the one-year anniversary of such change of control or if Mr. Liberman is terminated without cause or he resigns for good reason, and (2) the proceeds will be forfeited if Mr. Liberman is terminated during the one-year period for cause or he resigns without good reason.

Termination Benefits. Either party may terminate the Liberman Agreement without cause with 30 days notice. If the Company terminates the Liberman Agreement without cause, or if Mr. Liberman terminates the Liberman Agreement for good reason, Mr. Liberman is entitled to receive severance pay from the Company for a period of six months following the termination of his employment, payments to commence within 30 days following termination. Termination with cause includes a material misappropriation of any monies or assets or properties, a material breach by Mr. Liberman of the terms of the Liberman Agreement that has not been cured within 30 days after written notice, the conviction of, or plea of guilty or nolo contendere, to a felony or to any criminal offense involving moral turpitude, gross negligence or willful misconduct. Good reason includes the Company’s requirement to relocate more than 50 miles, or any material breach by the Company which is not cured within 30 days of written notice. The occurrence of any of the events described in the foregoing sentence will not constitute good reason unless Mr. Liberman gives the Company written notice, within 30 days after Mr. Liberman has knowledge of the occurrence of any of the events described in the foregoing sentence, that such circumstances constitute good reason and the Company thereafter fails to cure such circumstances within 30 days after receipt of such notice. The amount of severance to be paid to Mr. Liberman each month will equal his monthly salary at the time of his termination, less applicable payroll tax withholding. If Mr. Liberman is deemed a specified employee as defined in Section 409A, the Company may pay him interest at the prime rate plus 3% on any amounts deferred. The Liberman Agreement also prescribes a twelve month period following termination wherein Mr. Liberman is prohibited from soliciting or disaffecting customers and employees of the company.

Other Terms. Mr. Liberman is prohibited from disclosing confidential information regarding the Company. Furthermore, for 12 months following the termination of the Liberman Agreement, Mr. Liberman has agreed, with certain exceptions, not to interfere with the Company’s relationship with its employees and customers.

Brett A. Zane

On November 27, 2007, in connection with the appointment of Brett A. Zane as Chief Financial Officer, the Company and Mr. Zane executed an Executive Employment Agreement (the “Zane Agreement”). The Zane Agreement was amended on December 29, 2008 to ensure compliance with Section 409A.

Term, Salary and Bonus. The Zane Agreement will continue indefinitely subject to the termination provisions. Pursuant to the terms of the agreement, Mr. Zane receives a base salary of $255,000 per year. Mr. Zane is also be eligible for an annual performance bonus with a target amount of $125,000 determined based on the Company’s calendar year revenue, a measure of the Company’s calendar year profits such as earnings before interest, taxes, depreciation and amortization (“EBITDA”) or adjusted EBITDA, and a discretionary component (the “Performance Bonus”). The initial period for the Performance Bonus will begin on January 1, 2008. Mr. Zane is eligible for all health and welfare benefits generally available to the Company’s full-time employees, he will be reimbursed for reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of the Company and vacation.

Change of Control. Mr. Zane’s options contain a “Change of Control Provision” whereby all unvested options will vest if any person acquires a vested interest in more than 50% of the Company’s shares. However, in the event a successor company desires to retain Mr. Zane’s services for the one-year period following a change of control, those options that were accelerated and the payment of any proceeds from such option acceleration will be deposited in an escrow, which will provide that (1) if employment with the successor company is terminated during the one-year period following the change of control by the successor company for cause or by Mr. Zane without good reason, he will forfeit the accelerated options and any proceeds, and (2) the accelerated options and any proceeds will be paid to Mr. Zane immediately upon the earlier of (x) the first anniversary of the change of control if Mr. Zane maintains continuous employment with the successor company throughout the one-year period, or (y) the date of termination if Mr. Zane’s employment is terminated for any reason other than by the successor company for cause or by Mr. Zane without good reason.

Termination and Benefits. The Agreement may be terminated upon 30 days’ notice by Mr. Zane or the Company without good reason or without cause, respectively. The Agreement will terminate upon Mr. Zane’s death, and may be terminated by the Company upon disability (incapacity due to physical or mental illness causing him to be absent from his duties for three consecutive months, and he does not return after 30 days written notice of termination) or for cause, or by Mr. Zane for good reason. For 12 months after termination, Mr. Zane has agreed not to solicit the Company’s employees or customers. If the agreement is terminated by the Company without cause or by Mr. Zane for good reason, Mr. Zane will be entitled to receive severance pay from the Company for a period of six months. The amount of severance pay to be paid to Mr. Zane each month will be equal to: (1) his current monthly salary plus (2) if Mr. Zane has completed more than four months of the then current performance period, one-sixth of the Performance Bonus pro-rated for the completion of the period, with such severance payments to be paid in accordance with the Company’s normal payroll cycle. Termination with “cause” means (1) a material misappropriation of any assets of the Company, (2) a material breach by Mr. Zane that has not been cured within 30 days after written notice, (3) the conviction of, or plea of guilty or nolo contendere, to a felony or to any criminal offense involving moral turpitude or (4) gross negligence or willful misconduct in connection with the material duties required by the Agreement. “Good reason” includes (1) the Company’s requirement to relocate to a location in excess of fifty (50) miles from Company’s current office location; (2) Mr. Zane’s base salary or Performance Bonus target opportunity is reduced by the Company or unpaid by the Company if earned and payable, or the terms and conditions for stock option agreements are not fully complied with by the Company; (3) a material reduction in title, duties and/or responsibilities; or (4) any material breach by Company that is not cured within 30 days of written notice. Mr. Zane will not be entitled to any severance if his employment is terminated due to death or disability, he voluntarily resigns or is terminated by the Company with cause.

Director Compensation

During the fiscal year ended December 31, 2009, we paid our non-employee directors the following compensation:

•	Base Annual Board Service Fee: Each director is paid $22,000 annually.

•	Base Annual Committee Service Fee: Each member of the Compensation, Nominating or Audit Committee is paid $1,000 annually per committee.

•	Committee Chairmanship Annual Fee: The chair of the Audit Committee receives $3,000 per year and each chair of the Nominating or Compensation Committee receives $2,000 annually per chairmanship.

For the avoidance of doubt, we do not pay our non-employee directors any meeting attendance fees. Officers of our Company who are members of the board of directors are not paid any directors’ fees. Directors are eligible to receive, from time to time, grants of options to purchase shares under our equity incentive plans.

Director Compensation Table

The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2009 by our board of directors.

Name	Fees Earned or Paid in Cash		Option Awards(1)(2)	Total
Jonathan B. Bulkeley Director	$27,000	(3)	$29,263	$56,263
Benjamin Derhy Director	$24,000	(4)	$12,514	$36,514
Thomas G. Stockham Director	$24,000	(5)	$24,787	$48,787
Michael A. Kumin Director	$28,000	(6)	–	$28,000

(1)	The amounts disclosed reflect the full grant date fair values in accordance with FASB ASC Topic 718. For assumptions used in calculation of option awards, see Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.
(2)	The following options were outstanding as of December 31, 2009: Jonathan B. Bulkeley – 50,000; Benjamin Derhy – 30,000; and Thomas G. Stockham – 50,000.
(3)	Includes $22,000 in annual fees for serving on the board of directors and $5,000 in annual fees for serving on committees.
(4)	Includes $22,000 in annual fees for serving on the board of directors and $2,000 in annual fees for serving on committees.
(5)	Includes $22,000 in annual fees for serving on the board of directors and $2,000 in annual fees for serving on committees.
(6)	Includes $22,000 in annual fees for serving on the board of directors and $6,000 in annual fees for serving on committees.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2009 regarding compensation plans, including any individual compensation arrangements, under which equity securities of Spark Networks, Inc. are authorized for issuance. In connection with the effect of the July 2007 Scheme of Arrangement, the Company assumed all outstanding options of its predecessor, Spark Networks plc, under its 2000 and 2004 Share Option Schemes. Of the shares reported below to be issued upon exercise of outstanding options, 172,031 were granted under the previous Option Schemes. The remainder of shares to be issued upon exercise of outstanding options and number of securities available for future issuance are under the Company’s 2007 Omnibus Incentive Plan.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise of price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	3,387,013	$3.28	356,680	(1)
Equity compensation plans not approved by security holders	–	–	–
Total	3,387,013	N/A	356,680

(1)	In July 2007, the Company adopted the 2007 Omnibus Incentive Plan (the “2007 Plan”). As of December 31, 2009, the 2007 Plan had 3,571,670 shares authorized for issuance. On January 1, 2010, the number of shares reserved and available for issuance increased by an additional 823,262 shares as a result of the “evergreen” provision. As of April 26, 2010, the 2007 Plan had 4,394,932 shares authorized for issuance of which 3,265,719 options were issued and outstanding. Pursuant to the “evergreen” provision, on the first day of each of the Company’s fiscal years beginning in calendar year 2009, the number of shares reserved and available for issuance will be increased by an amount equal to the lesser of (i) 2,000,000 shares, (ii) four percent (4%) of the number of outstanding shares of Company common stock on the last day of the immediately preceding fiscal year or (iii) an amount determined by the board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or become exercisable within 60 days of the Record Date are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

The following table sets forth certain information with respect to beneficial ownership of the Company’s common stock as of the Record Date, based on [20,586,544] issued and outstanding shares of common stock, by:

•	Each person known to be the beneficial owner of 5% or more of the Company’s outstanding common stock;

•	Each named executive officer;

•	Each director; and

•	All of the executive officers and directors as a group.

To our knowledge, except as indicated by footnote and subject to applicable community property laws, each person named in the table below has sole voting and investment power with respect to the number of shares of common stock set forth opposite such person’s name. Unless otherwise indicated, the address of our officers and directors is: c/o Spark Networks, Inc., 8383 Wilshire Blvd., Suite 800, Beverly Hills, California 90211.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percentage of Shares
5% stockholders:
Great Hill Investors, LLC (1)	9,085,000	44.1%
North Run Capital, LP (2)	1,318,525	6.4%
Osmium Partners, LLC (3)	1,247,153	6.1%
Moab Partners, L.P. (4)	1,191,696	5.8%
Executive Officers and Directors:
Adam S. Berger (5)	748,184	3.5%
Gregory R. Liberman (6)	191,736	*
Brett A. Zane (7)	104,375	*
Benjamin Derhy (8)	15,000	*
Michael A. Kumin	–	–
Jonathan B. Bulkeley (9)	66,875	*
Thomas G. Stockham (10)	34,375	*
All directors and executive officers as a group (9 persons) (11)	1,160,545	5.4%

*	Indicates less than 1%.
(1)	Based on a Schedule 13D/A filed with the SEC on March 2, 2010. Consists of 81,221 shares held by Great Hill Investors, LLC (“GHI”); 5,713,465 shares held by Great Hill Equity Partners II Limited Partnership (“GHEP II”); 217,673 shares held by Great Hill Affiliate Partners II, L.P. (“GHAP II”) and 3,072,641 shares held by Great Hill Equity Partners III, L.P. (“GHEP III”, and together with GHI, GHEP II and GHAP II, the “Funds”). Each Fund is an investment fund, principally engaged in the business of making private equity and other investments. Great Hill Partners GP II, LLC (“GP II”) is the sole general partner of GHEP II and GHAP II. Great Hill Partners GP III, L.P. (“GHEP III GP”) is the sole general partner of GHEP III and GHP III, LLC (“GP III”, and together with GP II and GHEP III GP, the “General Partners”) is the sole general partner of GHEP III GP. Christopher S. Gaffney, a former director of the Company, Stephen F. Gormley, John G. Hayes and Matthew T. Vettel (collectively, the “Controlling Persons”) are the managers of GHI and the General Partners. The principal business office of the Funds, the General Partners and the Controlling Persons is c/o Great Hill Partners, LLC, One Liberty Square, Boston, Massachusetts 02109.

(2)	Based on a Schedule 13G filed with the SEC on February 17, 2009. Represents shares held by North Run Master Fund, LP, for which North Run Capital, LP acts as investment manager. North Run Advisors, LLC is the general partner of North Run Capital, LP. North Run Advisors, LLC is also the general partner of North Run GP, LP, the special general partner of North Run Master Fund, LP. Todd B. Hammer and Thomas B. Ellis are the sole members of North Run Advisors, LLC. North Run Capital, LP, North Run GP, LP, North Run Advisors, LLC, Mr. Hammer and Mr. Ellis have sole voting and dispositive power with respect to the shares and, as the sole members of North Run Advisors, LLC, Messrs. Hammer and Ellis may direct the vote and disposition of such shares. The principal business office of North Run Capital, LP is One International Place, Suite 2401, Boston Massachusetts 02110.
(3)	Based on a Schedule 13D filed with the SEC on March 9, 2010. Represents 19,100 shares held by John H. Lewis, 254,416 shares held by Osmium Capital, LP (“Fund I”), 757,252 shares held by Osmium Capital II, LP (“Fund II”), 118,657 shares held by Osmium Capital Spartan, LP, and 97,728 shares held by other accounts (“Other Accounts”). Osmium Partners, LLC (“Osmium Partners”) is the general partner of each of the Funds and the investment manager of the Other Accounts and Mr. Lewis is the controlling member of Osmium Partners. Osmium Partners and Mr. Lewis have sole voting and dispositive power with respect to the shares and, as the sole member of Osmium Partners, Mr. Lewis may direct the vote and disposition of such shares. The principal business office of Osmium Partners, LLC is 388 Market Street, Suite 920, San Francisco, CA 94111.
(4)

Based on a Schedule 13G filed with the SEC on February 17, 2010. Represents shares held by Moab Partners, L.P., for which Moab Capital Partners, LLC acts as investment adviser. Michael M. Rothenberg and David A. Sackler are owners and Managing Members of Moab Capital Partners, LLC. Moab Capital Partners, LLC, Mr. Rothenberg and Mr. Sackler have sole voting and dispositive power with respect to the shares and, as the sole members of Moab Capital Partners, LLC, Mr. Rothenberg and Mr. Sackler may direct the vote and disposition of such shares. The principal business office of Moab Partners, L.P. is 15 East 62nd Street, New York, New York 10021.

(5)	Includes 70,400 shares of common stock and 677,784 shares underlying options exercisable within 60 days of the Record Date.
(6)	Includes 12,500 shares of common stock and 179,236 shares underlying options exercisable within 60 days of the Record Date.
(7)	Includes 104,375 shares underlying options exercisable within 60 days of the Record Date.
(8)	Includes 15,000 shares underlying options exercisable within 60 days of the Record Date.
(9)	Includes 20,000 shares of common stock and 46,875 shares underlying options exercisable within 60 days of the Record Date.
(10)	Includes 34,375 shares underlying options exercisable within 60 days of the Record Date.
(11)	Shares beneficially owned by all executive officers and directors as a group includes options to purchase 1,164,295 shares exercisable within 60 days of the Record Date.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

The Company’s securities are currently registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, and pursuant to Rule 16a-2, the Company’s directors and officers and holders of 10% or more of its common stock are currently required to file statements of beneficial ownership with regards to their ownership of the Company’s equity securities under Sections 13 or 16 of the Exchange Act. The Company’s current officers, directors and beneficial holders of 10% or more of its equity securities became subject to such requirement and to date, based solely upon a review of Forms 3, 4 and 5 and any amendments thereto furnished to us during the most recent fiscal year, none of the Company’s officers or directors has failed to file on a timely basis, as disclosed in the above forms, reports required by Section 16(a) of the Exchange Act during the most recent fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Great Hill Equity Partners

As of March 2, 2010, Great Hill Investors, LLC, Great Hill Equity Partners II Limited Partnership and Great Hill Affiliate Partners II L.P. owned an aggregate of 9,085,000 shares of our common stock. On December 1, 2005, we and Great Hill Equity Partners II, which is one of the affiliates of Great Hill, entered into a Standstill Agreement with a term of five years, unless terminated earlier by the agreement of the parties. Pursuant to the Standstill Agreement, Great Hill Equity Partners II agreed that it would not, other than through bona fide cash offers made in accordance with the terms of the Standstill Agreement to all of the Company’s stockholders or stock repurchases or other actions of the Company, acquire or seek to acquire beneficial ownership of any of our voting securities (or rights to acquire any class of our securities or any subsidiary thereof) or participate in any tender, takeover or exchange offer or other business combination, or any recapitalization, restructuring, dissolution or other extraordinary transaction if (1) prior to giving effect thereto, the Great Hill Group (as defined in the Standstill Agreement) beneficially owns less than 60% of Total Voting Power (as defined in the Standstill Agreement) and (2) after giving effect thereto, the Great Hill Group would beneficially own more than 29.9% of Total Voting Power. As such, Great Hill may, provided they do so in accordance with the terms of the Standstill Agreement, participate in and initiate any tender, takeover or exchange offer, other business combination or other transaction, such as taking our company private.

On March 2, 2010, the Company granted a partial waiver of the Standstill Agreement to the extent necessary to allow the special committee of the board of directors to receive, discuss and negotiate a proposal by Great Hill to purchase all of the outstanding shares of common stock of the Company not owned by Great Hill, at a cash purchase price of $3.10 per share. The waiver automatically (but not retroactively) terminates if the Company, at the direction of the board of directors or the special committee, decides to discontinue discussions with Great Hill. The special committee of the board of directors consists of Jonathan B. Bulkeley, Benjamin Derhy and Thomas G. Stockham. The special committee retained a financial advisor and is reviewing and evaluating the proposal and any other strategic alternatives. On April 6, 2010, the special committee announced that it had unanimously rejected Great Hill’s offer of $3.10 per share, and it would continue to consider all other strategic alternatives available to the Company.

On March 11, 2010, L.I.S.T. Incorporated initiated a class action lawsuit against the Company, Great Hill and each of the directors in the Court of Chancery of the State of Delaware and on March 24, 2010, Mike Shaffer initiated a class action lawsuit in the Superior Court of California, County of Los Angeles against the same defendants. Both lawsuits allege breach of fiduciary duty in connection with the proposal by Great Hill.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee consists of three non-employee directors who are independent under the standards adopted by the board of directors and applicable NYSE Amex rules and SEC standards. The Audit Committee represents and assists the board of directors in fulfilling its responsibility for oversight and evaluation of the quality and integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s registered public accounting firm, Ernst & Young LLP, and the performance of the Company’s internal controls and of Ernst & Young LLP.

The Audit Committee has reviewed and discussed with the Company’s management, internal finance staff, internal auditors and Ernst & Young LLP, with and without management present, the Company’s audited financial statements for the fiscal year ended December 31, 2009 and management’s assessment of the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee has also discussed with Ernst & Young LLP the results of the independent auditors’ examinations and the judgments of Ernst & Young LLP concerning the quality, as well as the acceptability, of the Company’s accounting principles and such other matters that the Company is required to discuss with the independent auditors under applicable rules, regulations or generally accepted auditing standards (including Statement on Auditing Standards No. 114). In addition, the Audit Committee has received from Ernst & Young LLP the written disclosures required by Public Company Accounting Oversight Board No. 3526, as amended, and has discussed with Ernst & Young LLP their independence from the Company and management, including a consideration of the compatibility of non-audit services with their independence, the scope of the audit and the fees paid to Ernst & Young LLP during the year.

Based on our review and the discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

Respectfully submitted,

Jonathan B. Bulkeley
Benjamin Derhy
Thomas G. Stockham

STOCKHOLDER PROPOSALS

Proposals to be Included in Proxy Statement

If a stockholder would like us to consider including a proposal in our proxy statement and form of proxy relating to our 2011 annual meeting of stockholders pursuant Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a written copy of the proposal must be delivered no later than [            ], 2011 (the date that is 120 calendar days before the anniversary of the release date of the proxy statement relating to the 2011 annual meeting of stockholders). If the date of next year’s annual meeting is changed by more than 30 days from the anniversary date of this year’s meeting, then the deadline is a reasonable time before we begin to print and mail proxy materials. Proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under Exchange Act in order to be included in our proxy materials.

Proposals to be Submitted for Annual Meeting

Our bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement pursuant to Rule 14a-8 under the Exchange Act. Our bylaws provide that business, which must constitute a proper matter under Delaware law for stockholder action, may be conducted at an annual meeting that is properly brought before the meeting by a stockholder who has given timely written notice and is a stockholder of record on the date of giving the notice and on the record date for the determination of stockholders entitled to vote. The notice must contain the information specified in our bylaws.

To be timely, the notice must be delivered to the secretary of the Company

•	no later than the close of business on , 2011 (the 90th day prior to the first anniversary of this annual meeting), and

•	no earlier than , 2011 (the 120th day prior to the first anniversary of this annual meeting).

In the event that the date of the annual meeting differs by more than 30 days from the first anniversary of the preceding year’s annual meeting, then the notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting, and not later than the close of business on the later of (x) the 90th day prior to such annual meeting or (y) the 10 th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event will the adjournment or postponement of an annual meeting (or the public announcement) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

Any stockholder proposal that is not submitted within the applicable time frame will not be eligible for presentation or consideration at the next annual meeting. In addition, if a stockholder (or a qualified representative as described in our bylaws) does not appear to present his or her proposal at such meeting, then such business will not be considered.

Mailing Instructions

In either case, proposals should be delivered to Spark Networks, Inc., 8383 Wilshire Boulevard, Suite 800, Beverly Hills, California 90211, Attention: Joshua A. Kreinberg, Corporate Secretary. To avoid controversy and establish timely receipt by the Company, it is suggested that stockholders send their proposals by certified mail, return receipt requested.

STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS

Stockholders who wish to contact any of our directors either individually or as a group may do so by writing them c/o Corporate Secretary, Spark Networks, Inc., 8383 Wilshire Boulevard, Suite 800, Beverly Hills, California 90211, by telephone at (323) 658-3000 or by email to jkreinberg@spark.net specifying whether the communication is directed to the entire board or to a particular director. Stockholder letters are screened by Company personnel to filter out improper or irrelevant topics, such as solicitations, and to confirm that such communications relate to matters that are within the scope of responsibilities of the board or a committee.

OTHER BUSINESS

The board of directors does not know of any other matter to be acted upon at the Annual Meeting. However, if any other matter shall properly come before the Annual Meeting, the proxyholders named in the proxy accompanying this Proxy Statement will have authority to vote all proxies in accordance with their discretion.

BY ORDER OF THE BOARD OF DIRECTORS

Joshua A. Kreinberg
Corporate Secretary

Dated: April [    ], 2010

Beverly Hills, California

APPENDIX A

CERTIFICATE OF INCORPORATION

OF

SPARK NETWORKS, INC.,

a Delaware Corporation

AMENDED AND RESTATED AS OF [            ], 2010

ARTICLE I

The name of this corporation is Spark Networks, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle. The name of its registered agent at that address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The name and mailing address of the incorporator is Kasey Hannah, 10100 Santa Monica Blvd., 7th Floor, Los Angeles, California 90067.

ARTICLE V

Section 1. Number of Authorized Shares. The total number of shares of stock which the Corporation shall have the authority to issue shall be One Hundred and Ten Million (110,000,000) shares. The Corporation shall be authorized to issue two classes of shares of stock, designated, “Common Stock” and “Preferred Stock.” The Corporation shall be authorized to issue One Hundred Million (100,000,000) shares of Common Stock, each share to have a par value of $.001 per share, and Ten Million (10,000,000) shares of Preferred Stock, each share to have a par value of $.001 per share.

Section 2. Common Stock. The Board of Directors of the Corporation may authorize the issuance of shares of Common Stock from time to time. The Corporation may reissue shares of Common Stock that are redeemed, purchased, or otherwise acquired by the Corporation unless otherwise provided by law.

Section 3. Preferred Stock. The Board of Directors of the Corporation may by resolution authorize the issuance of shares of Preferred Stock from time to time in one or more series. The Corporation may reissue shares of Preferred Stock that are redeemed, purchased, or otherwise acquired by the Corporation unless otherwise provided by law. The Board of Directors is hereby authorized to fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof, including, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the

APPENDIX A-1

number of votes, if any, per share, as well as the number of members, if any, of the Board of Directors or the percentage of members, if any, of the Board of Directors each class or series of Preferred Stock may be entitled to elect), rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, and to increase or decrease the number of shares of any such series subsequent to the issuance of shares of such series, but not below the number of shares of such series then outstanding.

Section 4. Dividends and Distributions. Subject to the preferences applicable to Preferred Stock outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends, payable in cash or otherwise, as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore.

Section 5. Voting Rights. Each share of Common Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Corporation.

Section 6. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential or other rights of any then outstanding Preferred Stock.

ARTICLE VI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in Delaware General Corporation Law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of directors or in the Bylaws of the Corporation.

ARTICLE VII

Section 1. Number of Directors; Election of Directors. The number of directors of the Corporation shall be fixed from time to time by or in the manner provided in the Bylaws of the Corporation or amendment thereof duly adopted by the Board of Directors or by the stockholders of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 2. Term of Office ~~Classes~~ of Directors. ~~The Board shall be divided into three classes: Class I, Class II and Class III. Each Director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors first elected to Class I shall serve for a term ending on the date of the next annual meeting of stockholders, the directors first elected to Class II shall serve for a term ending on the first annual meeting of stockholders following the next annual meeting, and the directors first elected to Class III shall serve for a term ending on the second annual meeting of stockholders following the next annual meeting.~~ Each director shall hold office for a term ending on the date of the next annual meeting following the annual meeting at which such director was elected. Notwithstanding the foregoing provisions of this Article, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of an incumbent director.

Section 3. Removal. Subject to the rights of holders of any series of Preferred Stock, directors of the Corporation may be removed with or without cause by the affirmative vote of the holders of at least a majority of the shares then entitled to vote at an election of directors.

APPENDIX A-2

ARTICLE VIII

No action, which has not been previously approved by the Board of Directors, shall be taken by the stockholders except at an annual meeting or a special meeting of the stockholders. Stockholders of the Corporation may not take any action by written consent in lieu of a meeting.

ARTICLE IX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE X

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended (provided that the effect of any such amendment shall be prospective only) (the “Delaware Law”), a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director. The Corporation shall indemnify, in the manner and to the fullest extent permitted by the Delaware Law (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Corporation to the fullest extent permitted by the Delaware Law, may purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person. The Corporation may create a trust fund, grant a security interest or use other means (including without limitation a letter of credit) to ensure the payment of such sums as may become necessary or desirable to effect the indemnification as provided herein. To the fullest extent permitted by the Delaware Law, the indemnification provided herein shall include expenses as incurred (including attorneys’ fees), judgments, fines and amounts paid in settlement and any such expenses shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. Notwithstanding the foregoing or any other provision of this Article, no advance shall be made by the Corporation if a determination is reasonably and promptly made by the Board by a majority vote of a quorum of disinterested Directors, or (if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested Directors so directs) by independent legal counsel to the Corporation, that, based upon the facts known to the Board or such counsel at the time such determination is made, (a) the party seeking an advance acted in bad faith or deliberately breached his or her duty to the Corporation or its stockholders, and (b) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the provisions of this Article X. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by the Delaware Law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, the Corporation’s Bylaws, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation may, but only to the extent that the Board of Directors may (but shall not be obligated to) authorize from time to time, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article X as it applies to the indemnification and advancement of expenses of directors and officers of the Corporation. If any word, clause or sentence of the foregoing provisions regarding indemnification or advancement of expenses (including attorneys’ fees) shall be held invalid as contrary to law or public policy, it shall be severable and the provisions remaining shall not be otherwise affected.

APPENDIX A-3

ARTICLE XI

Section 203 of the General Corporation Law of the State of Delaware, as it may be amended from time to time, shall not apply to the Corporation.

The undersigned hereby acknowledges that the foregoing certificate of incorporation is his act and deed and that the facts stated therein are true.

Joshua A. Kreinberg
Secretary

APPENDIX A-4

Preliminary Copies

SPARK NETWORKS, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 7, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of Spark Networks, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April [    ], 2010, and hereby appoints Brett A. Zane and Joshua A. Kreinberg, the Company’s Chief Financial Officer and General Counsel and Corporate Secretary, respectively, or either of them acting singly in the absence of the other, with full power of substitution, as attorneys-in-fact and proxies for, and in the name and place of, the undersigned, and hereby authorizes each of them to represent and to vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Spark Networks, Inc. to be held on June 7, 2010, at 9:00 a.m. Pacific Daylight Time, and at any adjournments thereof, upon the matters as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENTS THEREOF IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR THE APPROVAL OF PROPOSAL 1 AS DESCRIBED IN THE PROXY, FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 2, AND FOR APPROVAL OF PROPOSAL 3 AS DESCRIBED IN THE PROXY AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(continued, and to be signed and dated, on reverse side)

Preliminary Copies

ANNUAL MEETING OF STOCKHOLDERS OF

SPARK NETWORKS, INC.

June 7, 2010

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 1, “FOR” THE NOMINEES LISTED IN PROPOSAL 2 AND “FOR” PROPOSAL 3. PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE.        ☒

1. Approve the amendment to the Company’s Certificate of Incorporation to declassify the structure of its board of directors.

FOR	AGAINST	ABSTAIN

☐	☐	☐

2. Election of Directors	FOR ALL THE NOMINEES	WITHHOLD AUTHORITY FOR ALL NOMINEES	FOR ALL EXCEPT (See instructions below)	NOMINEE

If Proposal 1 is Not Approved:	☐	☐	☐	☐	Benjamin Derhy

				☐	Thomas G. Stockham

If Proposal 1 is Approved:	☐	☐	☐	☐	Benjamin Derhy

				☐	Thomas G. Stockham

				☐	Michael A. Kumin

				☐	Jonathan B. Bulkeley

				☐	Adam S. Berger

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:    ☒

3. Approve the reappointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

FOR	AGAINST	ABSTAIN

☐	☐	☐

Each of the persons named as proxies herein are authorized, in such person’s discretion, to vote upon such other matters as may properly come before the Annual Meeting, or any adjournments thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space provided. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐	Address Change

Please check here if you plan to attend the meeting.	☐

Signature of Stockholder:	Date	Signature of Stockholder:	Date